September 14, 2022
Charles Collier

Dear Charles,

On behalf of Roku, Inc. (the “Company” or “Roku”), I am very pleased to offer you employment with the Company. This offer letter (the “Offer”) sets forth the terms and conditions of your employment relationship with Roku.

1. Position and Start Date.
a.    Position: President, Roku Media, is a full-time role working out of the New York office location, reporting directly and exclusively to Anthony Wood, Founder, Chairman and Chief Executive Officer. In this role, you will have strategic, leadership and operational responsibility for the content and advertising business areas of the Company and its subsidiaries, including (i) the development, production and licensing of content for The Roku Channel (including Roku Originals and third party content) and This Old House, but excluding content that is distributed on the Roku platform through third-party channel applications or premium subscription services, (ii) advertising sales, and (iii) advertising product management; provided, however, that your strategic and operational authority shall be subject to the oversight and direction of the Company’s CEO and Board of Directors (“Board”) and require adherence to the Company’s approved budgets and applicable policies, as in effect from time to time. Furthermore, the Company’s organizational and operational structure is matrixed such that the business areas that fall within your areas of strategic and operational responsibility may be interdependent on resources and personnel that are managed within other business areas. Your employment is subject to the Company’s general written personnel policies and procedures as in effect on the date hereof, copies of which have been made available to you, and such modifications to the personnel policies and procedures as may be made from time to time, provided such modifications are made available to you in writing, have general applicability to all similarly situated employees, and are not inconsistent with any of the other provisions of this Offer.

b.    Start date: Your start date shall be October 17, 2022, or such earlier or later date as the parties may agree (“Start Date”).

c.    Hybrid Working Policy: You are expected to adhere to Roku’s hybrid working policies, as in effect from time to time. Our current hybrid working policy generally requires employees to work in the office three (3) days per week, subject to local restrictions or requirements. Your role will also require regular travel between Roku offices and to other locations. If you plan to relocate your primary residence to another state, you must obtain prior approval from Roku’s Chief Executive Officer and SVP, People prior to your relocation.

2. Compensation.
a.    Total Compensation Package. Your compensation package will be comprised of the following components:
Annual Cash (annualized):        $ 6,825,000
One-Year1 Roku Equity Value:        $12,675,000
Total Compensation Rate (“TCR”):    $19,500,000
1.    Cash. Your cash compensation will be $6,825,000 annualized (or $262,500.00 per bi-weekly paycheck), payable in accordance with the Company's standard payroll practice and subject to applicable withholdings and deductions, as required or permitted by applicable law. Your position will be classified as exempt under the Fair Labor Standards Act and applicable state law, which means that you are not entitled to overtime pay. Your salary will compensate you for all hours worked. You will receive your full salary in any workweek that you perform work subject to deductions permitted by law.

2.    Equity.
a.    Equity Award. Subject to approval by the Compensation Committee of the Company’s Board of Directors or its delegate (the “Committee”), you will be granted an equity award for Class A common stock of the Company with a value ascribed by the Committee as of the grant date of $50,700,000 (the “Equity Award”), which is equivalent to four years of equity value. As President, Roku Media you will be offered a choice regarding the form of the Equity Award. At your election, you may receive your Equity Award as:

i.    100% in the form of a restricted stock unit (“RSU”) award for Class A common stock of the Company; or
ii.    100% in the form of a stock option (“Option”) award for Class A common stock of the Company; or
iii. 50% in the form of an RSU award and 50% in the form of an Option award to purchase shares of Class A common stock of the Company.

An election form that details the method for converting the value of your Equity Award into an RSU award and/or an Option award, as applicable, will be provided to you before your Start Date, and you must complete and return it before or on your Start Date. If you do not complete and return the election form before or on your Start Date, your Equity Award will be 100% in the form of an RSU award. Once your election is made, it will be irrevocable.

b.    Your Equity Award will be granted under the Roku, Inc. 2017 Equity Incentive Plan (the “Plan”) and will vest in full over a four-year period commencing on the vesting commencement date set forth in the applicable RSU Grant Notice and Award Agreement and/or Stock Option Grant Notice and Option Agreement (each, an “Award Agreement”). The specific vesting dates for your Equity Award will be described in your Award Agreement(s) which will be in the form(s) most recently filed by the Company in its public filings with the Securities and Exchange Commission (the “SEC”) as of the date of this letter, and which will be delivered to you after the Committee’s formal approval of the Equity Award. Copies of the Plan and the forms of Award Agreements have been provided to you. Your Equity Award will be governed in full by the terms of your applicable Award Agreement(s) and the Plan.
1 Please note that the one-year equity value of the Equity Award (as defined in section 2.a) is based on a 12-month period commencing on your first vest date, and then each subsequent 12-month period from the anniversary of your first vest date. Your first vest date is determined by your Start Date and your Equity Award Election (as described in section 2.a). Depending on your Start Date you may not have four RSU vest dates or, if applicable, 12 Option vest dates during your first 12 months of employment. Currently, the Company’s RSU vesting dates are March 1, June 1, September 1 and November 15, and Options vest monthly.

c.    You will be eligible to receive future equity awards as and when determined by the Board or the Committee in its sole discretion.
b.    Compensation Review. Your TCR will be reviewed as part of the Company’s normal compensation review process for direct reports of the Company’s Chief Executive Officer. The Company retains the discretion to modify your compensation terms at any time.

c.    Realized Compensation. Due to stock price fluctuations and, if applicable, your Start Date, your total realized compensation in any twelve-month period may be more or less than the TCR amount stated above.

3. Benefits.
a.    Severance Benefits. The terms governing your entitlement to severance and equity acceleration benefits shall be as set forth in the Roku, Inc. Amended and Restated Severance Benefit Plan, with an effective date of September 13, 2022 (the “Severance Benefit Plan”) pursuant to a Severance Benefit Plan Participation Notice in substantially the forms most recently filed by the Company in its public filings with the SEC as of the date of this letter (the “Participation Notice”). For the avoidance of doubt, no amendment or termination of the Severance Benefit Plan or Participation Notice will apply to you if it would adversely affect your rights thereunder, as modified under this Offer, without your written consent. In connection with your participation in the Severance Benefit Plan, the Company, with the approval of the Plan Administrator (as defined in the Severance Benefit Plan), has agreed to reference this Offer in your Severance Benefit Plan Participation Notice and to make the following clarifications and modifications with respect to your participation in the Severance Benefit Plan:
1.    The Company agrees that, in connection with any proposed termination of your employment by the Company for Cause under clause 2(d) of the Severance Benefit Plan, the definition of “Cause” shall mean: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or any applicable foreign jurisdiction; (ii) your commission or attempted commission of, or participation in, a fraud against the Company or any Affiliate of the Company; (iii) your willful or intentional violation of any contract or agreement between you and the Company or any Affiliate of the Company or of any statutory duty owed to the Company or any Affiliate of the Company; or (iv) your gross misconduct in the performance of your duties hereunder. The Company further agrees that it shall notify the Plan Administrator of the proposed termination and the basis therefore, and the Plan Administrator shall review the Company’s determination that Cause exists as well as its determination as to whether the event asserted to constitute Cause is curable. If the Plan Administrator approves the Company’s determination that Cause exists and determines that it is curable, you must be given written notice of such determination within sixty (60) days of the Chief Executive Officer becoming aware of such event (the date on which you are provided such written notice, the “Notice Date”), and you must be afforded a reasonable period of time not less than ten (10) days following the Notice Date within which to cure such event. In any such case, the Company may not terminate your employment for Cause under clause 2(d) of the Severance Benefit Plan in respect of the applicable occurrence of such event if you have fully cured the event within the cure period. If the Plan Administrator approves the Company’s determination that an event constituting Cause under clause 2(d) of the Severance Benefit Plan exists, and is not curable, no such notice opportunity to cure will be required, and your employment may be terminated by the Company for Cause under clause 2(d) of the Severance Benefit Plan upon written notice.

2.    The Company agrees that if (i) the Committee does not approve the Equity Award as set forth in Section 2.A.2.a above within ninety-five (95) days after your Start Date, (ii) any reduction in your TCR (as defined in the Severance Benefit Plan) (other than an across-the-board reduction in the TCR (as defined in the Severance Benefit Plan) of all similarly-situated employees of the Company (or the Successor Corporation), as long as such reduction does not disproportionately negatively impact your TCR) is made without your consent, (iii) any material diminution in the scope of your job responsibilities (as outlined in Section 1 above) is made without your consent; provided, however, that changes in the organizational or operating structure of the Company or its Affiliate(s) that do not result in a material diminution in the scope of your responsibilities will not require your consent or be deemed a Resignation for Good Reason under the Severance Benefit Plan, (iv) any change is made to your job title without your consent, (v) your reporting structure is changed without your consent such that you no longer report directly and exclusively to the Company’s Chief Executive Officer (or, in the event of a Change in Control (as defined in the Severance Benefit Plan), that you no longer report to the most senior executive overseeing the entity, division, or business unit that constitutes the Company’s business), (vi) the Company materially breaches any of its obligations under this Offer, the Severance Benefit Plan or any other written agreement between you and the Company or any of its Affiliates, or (vii) any failure by the Successor Corporation to expressly assume the Severance Benefits Plan as modified by this Offer and all obligations under the Severance Benefit Plan as modified by this Offer without your consent; then you shall have the right, but not the obligation, to tender your resignation no later than ninety (90) days after being made aware of such event, and such resignation within such time period would be considered a Resignation for Good Reason under the Severance Benefit Plan, entitling you to the associated benefits as set forth in the Severance Benefit Plan, provided you have given the Company written notice of the event within thirty (30) days after you become aware of the first occurrence of such event, and the Company has not cured such event within the first thirty (30) days thereafter. Notwithstanding the foregoing, you specifically agree that reassignment upon or within twelve (12) months following a Change in Control to a position pursuant to which you are given a substantially equivalent or comparable position, duties and responsibilities with respect to the entity, division or business unit that constitutes the Company’s business following a Change in Control, even if you are not given the same title, position, duties and responsibilities with respect to the Successor Corporation (as defined in the Severance Benefit Plan), shall not, by itself, provide a basis for Resignation for Good Reason, so long as your TCR (as defined in the Severance Benefit Plan) is not reduced.
3.    The Company agrees that if, after your written acceptance of this Offer and the satisfaction of all applicable contingencies identified herein, the Company unilaterally determines not to allow you to commence your employment with the Company within thirty (30) days of the agreed-upon Start Date (other than following an event that would constitute “Cause” as set forth in Section 2(d) of the Severance Benefit Plan, had your employment with the Company commenced), despite your readiness, willingness, and ability to commence such employment, you shall be entitled to the same benefits under the Severance Benefit Plan that would be paid under a Qualifying Termination that is a Non-Change in Control Termination.
4.    Section 3(a)(iii) of the Severance Benefit Plan shall not apply to you and Section 3(a)(vi) of the Severance Benefit Plan shall apply only after the Company provides you with written notice of such failure and an opportunity of at least ten (10) days to cure.
5.    The form of release required to be signed by you as a condition to the receipt of benefits under the Severance Benefit Plan will be modified to (i) include as an “Excluded Claim” your rights as a stockholder of the Company to any declared dividends and distributions that you are entitled to, but have not yet received, and (ii) clarify that your non-disparagement obligations to the Company shall not limit your ability to pursue or enforce your rights under the Severance Benefit Plan and/or this Offer, and specifically does not limit your ability or right to make material and pertinent statements in the course of litigation or other legal proceedings in connection with your enforcement or pursuit of your rights under the Severance Benefit Plan and/or this Offer.

6.    Your entitlement to benefits under the Severance Benefit Plan, as modified by this Offer, will be subject to the claims review procedure contained in Section 11 of the Severance Benefit Plan. Nothing in the Severance Benefit Plan or this Offer limits your ability to seek enforcement of any rights you may have thereunder in accordance with the claims procedures set forth in Section 11 of the Severance Benefit Plan, including, without limitation and as required under the Employee Retirement Income Security Act of 1974, as amended, the right to file a claim for benefits with the Plan Administrator, file an appeal of a claim denial with the Plan Administrator, and, following your exhaustion of administrative remedies (as required under Section 11(f) of the Severance Benefit Plan), the right to bring a legal action with respect to your denied or ignored claim in the United States District Court for the Northern District of California in accordance with the terms and conditions of Section 11(f) of the Severance Benefit Plan.
7.    Finally, the Company agrees that you shall have the right to assign or transfer your rights under this Offer and the Severance Benefit Plan in accordance with the laws of descent and distribution.
b.    Indemnification Agreement. You will also be provided with Roku’s standard indemnification agreement for executive officer positions in the form most recently filed by the Company in its public filings with the SEC as of the date of this letter (the “Indemnification Agreement”).
c.    Attorneys Fees. The Company agrees to make a one-time reimbursement or payment of your legal fees, up to a maximum of $25,000, associated with your review, acceptance, and signature of this Offer promptly following the Company’s receipt of invoices for such services.
d.    Insurance, Paid Time Off, and other General Benefits Policies. Subject to the terms, conditions, and limitations of the Company’s benefit plans as in effect from time to time, you will be eligible to participate in the Company’s standard employee insurance benefits to the extent applicable generally to other peer executives of the Company which currently consist of 401(k) Plan, medical, dental, vision, life, and disability insurance coverage. Generally, you are eligible to enroll in our major medical plans as of your Start Date. A full description of these benefits is available upon request.
e.    Paid Time Off. You will be subject to Roku’s Time Off and Leave of Absence Policy, a copy of which will be provided to you prior to or on your Start Date.
The Company retains the discretion to modify its insurance and other general benefits policies, as well as its paid time off policies at any time.
4. Employee Proprietary Information and Inventions Agreement; Protection of Third-Party Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement (the “PIIA”) as a condition of your employment. The PIIA is enclosed with this Offer. By signing this Offer, you represent that you have disclosed to the Company in writing any conflict of interest or agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company. Notwithstanding any contrary provision in the PIIA, the Company agrees that:
a.    Section 1.1 of the PIIA does not restrict your disclosure of Confidential Information (as defined in the PIIA) in the following circumstances:
i.    to the extent compelled by law, in which case: (1) you are permitted to disclose only such portion of the Confidential Information which is legally required to be disclosed, and (2) if lawful to do so, you agree to give the Company advance notice so that it may seek an appropriate protective order, or
ii.    such disclosure is made in a complaint or other document or testimony filed or provided in a lawsuit or in a proceeding to enforce or defend your rights under this Offer or any other written agreement between you and the Company or any of its affiliates, provided you use your reasonable best efforts to make such filing under seal or provide such testimony under protective order or in camera.

b.    Section 1.2 of the PIIA does not restrict your use of information that becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you after the termination of your employment with the Company; and
c.    Notwithstanding the last sentence of Section 8 of the PIIA, the Company agrees that you shall not be required to sign the termination statement referred to in the last sentence of Section 8 of the PIIA.
5. At-Will Employment. Your employment with the Company is “at will.” You may terminate your employment at any time by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice, subject to the severance obligations set forth in this Offer and the Severance Benefit Plan. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.
6. Background Checks. The Company reserves the right to conduct background checks, which may include background investigations and reference checks, on all of its potential employees. This Offer, therefore, is contingent upon a satisfactory clearance of such a background check, background investigation and/or reference check, if any. The Company also reserves the right to terminate the employment of an employee who has started work, but ultimately fails to satisfy the requirements of the pre-employment background check.

This Offer is also contingent upon your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S.

7. Governing Law. This Offer, for all purposes, shall be construed in accordance with the laws of California, without regard to conflict of law principles. Should it be necessary to file any action in court regarding this Offer, you agree that venue shall lie in the Northern District of California or Santa Clara County, and you consent to jurisdiction within such venue.

8. Terms of Employment. This Offer, together with your PIIA, Indemnification Agreement, Severance Benefit Plan, Participation Notice and Award Agreements, form the complete and exclusive statement of your employment with Company. This Offer supersedes any prior or contemporaneous offers, understandings, representations, agreements or promises made to you by anyone at Roku, whether oral or written. Other than those changes expressly reserved to the Company’s discretion in this Offer, this Offer cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

This Offer is contingent upon your execution of this Offer and the PIIA.

To indicate your acceptance of this Offer, please sign and date this Offer in the space provided below, and sign and date the enclosed PIIA, and return both fully signed documents to me no later than the close of business on September 23, 2022. This Offer will expire if we do not receive these fully signed documents within the aforementioned timeframe.
We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

/s/ Anthony Wood
Anthony Wood
Founder, Chairman and Chief Executive Officer
Roku, Inc.

Enclosure:     Employee Proprietary Information and Inventions Agreement
    Roku, Inc. Amended and Restated Severance Benefit Plan

UNDERSTOOD AND AGREED
I have read and understood and I accept all the terms as set forth in the foregoing Offer. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing Offer.

Charles Collier

/s/ Charles Collier
Signature

9/16/2022
Date